Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 15, 2021

SVB Financial Group,
3003 Tasman Drive,
Santa Clara, California 95054

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $30,000,000 of deferred compensation obligations (the “Obligations”) of SVB Financial Group, a Delaware corporation (the “Company”), that may be issued by the Company pursuant to the SVB Financial Group Deferred Compensation Plan (the “Plan”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Obligations (the “Registration Statement”) has become effective under the Act, the terms of the Obligations and of their issuance have been duly established in conformity with the Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Obligations have been duly issued in accordance with the terms of the Plan as contemplated by the Registration Statement, the Obligations will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Obligations.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP